Exhibit 99.1
INTERNATIONAL GAME TECHNOLOGY
REPORTS FIRST QUARTER
FISCAL YEAR 2007 RESULTS
     (Reno, NV — January 18, 2007) — International Game Technology (NYSE: IGT) announced today operating results for the first quarter ended December 31, 2006.
     Net income in the first quarter totaled $121.0 million or $0.35 per diluted share versus $120.6 million or $0.34 per diluted share in the same quarter last year.
First quarter financial highlights:
•	Consolidated revenues up 4% to $642.3 million

•	Consolidated gross profits up 6% to $352.0 million

•	Gaming operations revenues up 11% and gross profit up 13%

•	Record gaming operations installed base of 53,100 machines

•	Record Adjusted EBITDA of $259.9 million

•	Cash flow from operations of $223.5 million, up 41%
     “IGT posted solid first quarter results, highlighted by continued growth in our gaming operations sector and record Adjusted EBITDA,” said Chairman and CEO TJ Matthews. “Our installed base of recurring revenue machines reached a record 53,100 games worldwide. We saw the first shipments into Pennsylvania, Florida racetracks and Arkansas this quarter and look forward to future development in these emerging markets. IGT continues to invest heavily in new markets and technology, and we remain focused on delivering the most complete line of industry-leading products and service to our global customers.”
Gaming Operations
     First quarter revenues and gross profit from gaming operations improved to $324.9 million and $186.7 million, respectively, compared to $291.7 million and $165.5 million for the same period in the prior year. Gaming operations gross margins were consistent with the prior year at 57%. Revenue and gross profit growth was primarily driven by the increase in our installed base, with 9,800

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incremental units from the prior year and 3,500 incremental units from the immediately preceding quarter.
     Year-over-year installed base growth was primarily the result of lease operations placements in Mexico, New York and Delaware, and casino operations placements in Oklahoma, California, Florida and Alabama. Sequential installed base growth occurred primarily in the lease operations markets of New York and Mexico, and the casino operations markets of Florida and Oklahoma.
Product Sales

	Quarters Ended
	December 31
	2006	2005
Revenues (in millions)
North America	$207.3	$206.7
International	110.1	117.8

Total	$317.4	$324.5
Gross Margin
North America	55%	54%
International	46%	46%
Total	52%	51%
Units Shipped
North America	12,200	14,300
International	14,600	14,800

Total	26,800	29,100
     Worldwide product sales revenues produced first quarter gross profits of $165.3 million compared to $166.5 million in the prior year. Non-machine revenues (comprised of gaming systems, parts, service and other fees) totaled $84.8 million or 27% of total product sales versus $93.0 million or 29% in the comparable prior year quarter. Non-machine revenues were lower primarily as a result of fewer gaming system sales.
     North America product sales revenues improved slightly over prior year levels despite lower machine volume due to the mix of new AVP® platform sales.

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Non-machine revenues totaled $69.2 million or 33% of domestic product sales compared to $73.4 million or 36% in the same quarter last year, mostly due to fewer gaming systems sales partially offset by higher parts and conversion sales. Gross margins improved mainly due to product mix.
     International product sales totaled $110.1 million compared to $117.8 million in the prior year. Machine shipments totaled 14,600 versus 14,800 last year, with higher shipments into Japan offset by lower shipments into the UK, Australia and Europe. Non-machine revenues totaled $15.6 million or 14% of international product sales compared to $19.6 million or 17% last year.
Operating Expenses and Other Income/Expense
     First quarter operating expenses increased to $166.8 million from $146.2 million in the prior year, primarily due to additional staffing costs to support business growth, higher legal and compliance costs, and a greater investment in research and development.
     Other income, net, increased to $4.5 million compared to $2.7 million in the prior year quarter, mostly as a result of higher interest income.
Cash Flows & Balance Sheet
     IGT generated $223.5 million in operating cash flow on net income of $121.0 million, up 41% as compared to the same period in the prior year. First quarter capital expenditures totaled $103.8 million compared to $75.2 million in the prior year, with additional investments in property, plant and equipment in the current year.
     During the quarter, IGT issued $900.0 million of 2.6% convertible debentures due 2036 and announced the redemption of its outstanding zero-coupon convertible debentures due January 29, 2033. The offering of the 2.6% debentures closed on December 20, 2006, and the redemption of the zero-coupon debentures will be finalized in the second quarter. IGT used $225.4 million of the proceeds from the new bond offering to repurchase shares of its common stock. Additionally, IGT will

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utilize approximately $612.0 million of the proceeds to fund the redemption and settlements of the zero-coupon convertible debentures.
     Due to the timing of the new debenture issuance and subsequent redemption of the old debentures, working capital increased to $852.4 million at December 31, 2006 compared to $129.1 million at September 30, 2006. Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $1.3 billion at December 31, 2006 versus $589.1 million at September 30, 2006. Debt totaled $1.5 billion (excluding accrued debenture settlements) at December 31, 2006 compared to $832.4 million at September 30, 2006.
Capital Deployment
     On December 5, 2006, our Board of Directors declared a quarterly cash dividend of thirteen cents ($0.13) per share, paid on January 2, 2007 to shareholders of record on December 19, 2006.
     IGT repurchased 4.9 million shares during the first quarter in conjunction with the new debenture issuance. The remaining authorization under the Company’s stock repurchase program totaled 6.5 million shares at December 31, 2006.
     Additionally, on December 21, 2006, IGT completed the acquisition of Venture Catalyst Incorporated (“VCAT”) for a cash purchase price of $21.8 million.
     As previously announced on January 4, 2007, IGT will host a conference call regarding its First Quarter Fiscal Year 2007 earnings release on Thursday, January 18, 2007 at 6:00 a.m. (Pacific Standard Time) with TJ Matthews, Chairman of the Board, and Maureen T. Mullarkey, Chief Financial Officer, of International Game Technology. The access numbers are as follows:
Domestic callers dial 888-889-4951, passcode IGT
International callers dial 517-308-9004, passcode IGT
     The conference call will also be broadcast live over the Internet. A link to the webcast is available at our website http://www.IGT.com/InvestorRelations. Minimum requirements to listen to the broadcast include Windows Media Player and at least a 28.8Kbps connection to the Internet. If you are unable to participate

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during the live webcast, the call will be archived until Friday, January 26, 2007 at http://www.IGT.com/InvestorRelations.
     Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. (Pacific Standard Time) on Thursday, January 18, 2007. This replay will run through Friday, January 26, 2007. The access numbers are as follows:
Domestic callers dial 866-429-9465
International callers dial 203-369-0919
     In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include, but are not limited to, the following:
•	We saw the first shipments into Pennsylvania, Florida racetracks and Arkansas this quarter and look forward to future development in these emerging markets

•	IGT continues to invest heavily in new markets and technology, and we remain focused on delivering the most complete line of industry-leading products and service to our global customers
     Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to:
•	Our ability to operate in our existing markets or expand into new jurisdictions could be adversely affected by changing regulations or problems with obtaining needed licenses or approvals.

•	Slow growth in the number of new casinos or the rate of replacement of existing gaming machines could limit or reduce our future profits.

•	Demand for our products could be adversely affected by changes in player and operator preferences.

•	Our business is vulnerable to changing economic conditions.

•	Our success in the competitive gaming industry depends in large part on our ability to develop and manage frequent introductions of innovative products.

•	Failure to attract, retain and motivate key employees may adversely affect our ability to compete.

•	We may be unable to protect our intellectual property.

•	We may be subject to claims of intellectual property infringement or invalidity.

•	Our gaming machines and online operations may experience losses due to fraudulent activities.

•	Our outstanding debt obligations subject us to additional risks.

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•	The risks related to operations outside of traditional US law could negatively affect our results.
Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.
     International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.
Contact: Patrick Cavanaugh, Executive Director of Investor Relations,
+1-866-296-4232

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Unaudited Condensed Consolidated Statements of Income

	Quarters Ended
	December 31,
	2006	2005
(In millions, except per share amounts)
Revenues
Product sales	$317.4	$324.5
Gaming operations	324.9	291.7

Total revenues	642.3	616.2

Costs and operating expenses
Cost of product sales	152.1	158.0
Cost of gaming operations	138.2	126.2
Selling, general and administrative	98.4	84.6
Research and development	49.3	41.2
Depreciation and amortization	19.1	20.4

Total costs and operating expenses	457.1	430.4

Operating income	185.2	185.8

Other income (expense), net	4.5	2.7

Income before tax	189.7	188.5
Income tax provisions	68.7	67.9

Net income	$121.0	$120.6

Basic earnings per share	$0.36	$0.36
Diluted earnings per share	$0.35	$0.34
Weighted average shares outstanding
Basic	332.5	337.1
Diluted	343.9	362.7

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Unaudited Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2006	2006
(In millions)
Assets
Current assets
Cash and equivalents	$691.9	$294.6
Investment securities, at market value	499.2	191.7
Restricted cash and investments	105.4	102.8
Receivables, net	471.6	446.8
Inventories	148.9	162.1
Other	206.3	177.7

Total current assets	2,123.3	1,375.7
Notes and contracts receivable, net	63.3	63.1
Property, plant and equipment, net	515.3	469.8
Jackpot annuity investments	449.9	340.2
Goodwill and intangibles, net	1,366.3	1,352.1
Other assets	334.5	301.8

Total assets	$4,852.6	$3,902.7

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of notes payable	$366.1	$632.4
Accrued debenture settlements	250.2	—
Accounts payable	111.7	115.5
Jackpot liabilities	193.7	170.0
Accrued income taxes	88.1	36.1
Dividends payable	43.8	43.4
Other accrued liabilities	217.3	249.2

Total current liabilities	1,270.9	1,246.6
Notes payable, net of current maturities	1,100.0	200.0
Non-current jackpot liabilities	482.7	376.7
Other liabilities	39.7	37.4

Total liabilities	2,893.3	1,860.7
Total stockholders’ equity	1,959.3	2,042.0

Total liabilities and stockholders’ equity	$4,852.6	$3,902.7

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Unaudited Condensed Consolidated Statements of Cash Flows

	Quarters Ended
	December 31,
	2006	2005
(In millions)
Operations
Net income	$121.0	$120.6
Depreciation, amortization and other non-cash items	82.5	73.0
Changes in operating assets and liabilities:
Receivables	(3.8)	(25.7)
Inventories	11.9	2.8
Prepaid and other assets	2.1	10.0
Income taxes	48.5	40.9
Accounts payable and accrued liabilities	(45.1)	(50.2)
Jackpot liabilities	6.4	(12.4)

Cash from operations	223.5	159.0

Investing
Capital expenditures	(103.8)	(75.2)
Restricted cash	0.5	8.9
Investment securities, net	(305.6)	63.3
Jackpot annuity investments, net	(1.1)	4.7
Business acquisitions	(18.3)	—
Other investing activities	(14.9)	1.0

Cash from investing	(443.2)	2.7

Financing
Debt proceeds (repayments), net	866.1	(12.6)
Dividends paid	(43.5)	(42.3)
Employee stock plans	23.5	10.5
Share repurchases	(225.4)	(73.1)
Structured share repurchase plan	—	77.8

Cash from financing	620.7	(39.7)

Foreign exchange rates effect on cash	(3.7)	0.5

Net change in cash and equivalents	397.3	122.5
Beginning cash and equivalents	294.6	288.9

Ending cash and equivalents	$691.9	$411.4

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Unaudited Supplemental Data

	Quarters Ended
	December 31,
Calculation of Earnings Per Share	2006	2005
(In millions, except per share amounts)
Net income	$121.0	$120.6
Interest expense on convertible debentures, net of tax	—	2.4

Diluted EPS Numerator	$121.0	$123.0

Basic weighted average common shares outstanding	332.5	337.1
Dilutive effect of stock awards	5.0	5.1
Dilutive effect of convertible debentures	6.4	20.5

Diluted EPS Denominator	343.9	362.7

Basic earnings per share	$0.36	$0.36
Diluted earnings per share	$0.35	$0.34

	Quarters Ended
	December 31,
Reconciliation of Net Income to Adjusted EBITDA	2006	2005
(In millions)
Net income	$121.0	$120.6
Income tax provisions	68.7	67.9
Other (income) expense, net	(4.5)	(2.7)
Depreciation, amortization and asset charges	65.3	55.9
Share-based compensation	9.4	9.5

Adjusted EBITDA	$259.9	$251.2

Adjusted EBITDA (earnings before interest; taxes; depreciation, amortization and asset charges; share-based compensation; and other expense, net) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate Adjusted EBITDA in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

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Unaudited Supplemental Data (continued)

	Quarters Ended
	December 31,
Calculation of Free Cash Flow	2006	2005
(In millions)
Net cash from operations	$223.5	$159.0
Investment in property, plant and equipment	(52.2)	(14.8)
Investment in gaming operations equipment	(45.8)	(56.1)
Investment in intellectual property	(5.8)	(4.3)

Free Cash Flow before dividends	119.7	83.8
Dividends paid	(43.5)	(42.3)

Free Cash Flow	$76.2	$41.5

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT’s presentation may not be comparable to those presented by other companies.